277466432 v8

Exhibit 10.2

2017 VIAD CORP OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Performance Stock Units (“Performance Stock Units” or this “Award”) are hereby awarded by Viad Corp (“Viad” or “Corporation”), a Delaware corporation, effective [___________], 2024 (the “Grant Date”), to ______ (“Employee”) in accordance with the following terms and conditions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Amended & Restated 2017 Viad Corp Omnibus Incentive Plan, as amended from time to time (“Plan”) or in Exhibit A hereto, as applicable.

1.
Performance Stock Unit Award. The Corporation hereby awards Employee _____ Performance Stock Units (the “Target Units”) pursuant to the Plan, subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth. The actual number of Performance Stock Units that may be earned by Employee based on the vesting terms and conditions set forth on Exhibit A will range from 0% to 200% of the Target Units.

2.
Restrictions on Transfer and Performance Period. The “Performance Period” with respect to which the Performance Stock Units may be earned is January 1, 2024 through December 31, 2026. The Performance Stock Units will vest following the end of the Performance Period as determined in accordance with Exhibit A, subject to Employee’s continued employment through the end of the Performance Period (other than as set forth in Section 4 of Exhibit A). Any Performance Stock Units that do not become Earned Performance Stock Units as set forth in Exhibit A automatically shall be terminated without consideration. During the period from the Grant Date through the end of the Performance Period, and further from the end of the Performance Period through the date when the Performance Stock Units are distributed or paid to Employee (as set forth in Exhibit A), the Performance Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered by Employee, except as hereinafter provided. The Performance Period shall lapse on December 31, 2026, but the Performance Stock Units will remain subject to forfeiture and repayment pursuant to Exhibit B.

3.
Restrictive Covenants; Forfeiture and Repayment Provisions. The Performance Stock Units and the Shares issuable in connection with the vesting of the Performance Stock Units shall be subject to the provisions set forth on Exhibit B.

4.
Change in Control; Termination of Employment. In the event of a Change in Control during the Performance Period, or a termination of Employee’s employment with the Corporation or its Affiliates, the Performance Stock Units shall be treated in accordance with Exhibit A.

5.
Employee’s Rights; Dividend Equivalents.

a)
The Performance Stock Units will not have voting, dividend or other rights uniquely associated with common stock.
b)
Notwithstanding the foregoing, the Corporation hereby grants to Employee an award of dividend equivalents (pursuant to Section 14 of the Plan) as to the

Performance Stock Units with respect to each dividend and distribution in cash, Shares or other property which is paid to all or substantially all holders of the outstanding shares of Shares and that has a record date between the Grant Date and the date when a vested Performance Stock Unit is distributed or paid to Employee or is forfeited or expires (the “Dividend Equivalents Period”).
i.
Employee will be credited with dividend equivalents in an amount equal to (A) the aggregate dividends paid per Share by the Corporation with a record date that occurs during the Dividend Equivalents Period, multiplied by (B) the number of Target Units credited to Employee as of the applicable dividend record date.
ii.
The dollar amount determined pursuant to paragraph 5(b)(i) will be credited to an account (the “Account”) established for Employee for bookkeeping purposes only on the books of the Corporation. The balance in the Account will be subject to the same terms and conditions regarding levels of payment and forfeiture as the Performance Stock Units subject to the Award granted hereunder and will be paid in cash in a single sum at the time that any Shares associated with the Performance Stock Units are delivered (or forfeited at the time that the Performance Stock Units are forfeited).
iii.
For purposes of illustration only, if the performance goals applicable to the Award (as set forth on Exhibit A) are achieved at the maximum level of performance, the Account will be paid at 200% of the amount in the Account at the target level of performance, and if the performance goals are achieved at the threshold level of performance, the Account will be paid at 50% of the amount in the Account at the target level of performance. The Account for levels of performance in between the foregoing levels of performance will be paid at interpolated amounts in the proportions identified in Exhibit A. If no Performance Stock Units are earned, no amount in the Account will be paid.
iv.
Any dividend equivalents granted in connection with the Performance Stock Units issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such Performance Stock Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

6.
Settlement; Tax Withholding.
a)
Subject to Section 10, the Performance Stock Units will be paid in Shares to Employee or Employee’s estate in the event of Employee’s death, to the extent vested, as set forth in Exhibit A hereto.
b)
Notwithstanding the foregoing, the Corporation may delay any payment under this Agreement that the Corporation reasonably determines would violate applicable law until the earliest date the Corporation reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation

Section 1.409A-2(b)(7)(ii)); provided the Corporation reasonably believes the delay will not result in the imposition of excise taxes under Section 409A of the Code.
c)
Payment of the withholding tax obligations with respect to the Award (including any dividend equivalents) shall be by cash or a Net Settlement (as defined below), as determined by Employee. Unless Employee determines otherwise, the Corporation shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligation (including Employee’s FICA obligation, which may arise prior to settlement of the Performance Stock Units) (a “Net Settlement”). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Employee’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. To the extent that any FICA tax withholding obligations arise in connection with the Performance Stock Units prior to the date on which such Performance Stock Units should otherwise become payable to Employee, then the Corporation may accelerate the payment of a number of Performance Stock Units sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Corporation or an affiliate may withhold such amounts in satisfaction of such withholding obligations.
d)
Employee acknowledges that Employee is ultimately liable and responsible for all taxes owed in connection with the Performance Stock Units, regardless of any action the Corporation or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Performance Stock Units. Neither the Corporation nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Performance Stock Units or the subsequent sale of Shares. The Corporation and its Affiliates do not commit and are under no obligation to structure the Performance Stock Units to reduce or eliminate Employee’s tax liability.
7.
Adjustments for Changes in Capitalization of Corporation. In the event of a change in the Corporation’s common stock through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Corporation during the Performance Period, the number of Performance Stock Units as set forth herein (including Exhibit A) shall be appropriately adjusted and the determination of the Board of Directors of the Corporation as to any such adjustments shall be final, conclusive and binding upon Employee. Any Performance Stock Units or other securities received, as a result of the foregoing, by Employee with respect to Performance Stock Units subject to the restrictions contained in Exhibit B also shall be subject to such restrictions.

8.
Plan and Plan Interpretations as Controlling. The Performance Stock Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Human

Resources Committee of the Corporation’s Board of Directors (the “Committee”) may from time to time make changes therein, interpret it and establish regulations for the administration thereof. Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.
9.
Compliance with Law. Performance Stock Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.
10.
Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Section 409A of the Code. To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A of the Code it shall be paid in accordance with the requirements of Section 409A of the Code and no deferral or acceleration of payment inconsistent with Section 409A of the Code shall be permitted. Any payment subject to Section 409A of the Code due to a “separation from service” shall be delayed for a six month period (or, if earlier, until Employee’s death) if payable to a “Key Employee” (as defined below), and will instead be paid on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Employee shall have no ability to designate the taxable year of payment. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Corporation, brings the provision into compliance with Section 409A of the Code while preserving as closely as possible the original intent of this agreement. “Key Employee” means an individual considered a key employee for the 12-month period commencing on April 1st of the year following the 12-month period ending on December 31st of the preceding year during which Employee met the requirements of Code Section 416 as applied under Section 409A of the Code.
11.
Entire Agreement; Successors and Assigns. The Plan and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Corporation and Employee with respect to the subject matter hereof. This Agreement shall be automatically binding upon and inure to the benefit of the parties’ heirs, administrators, representatives, executors, successors and assigns.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Performance Stock Unit Agreement to be duly executed.

Dated effective [_____]. VIAD CORP

By:

[Name]

[Title]

This Performance Stock Unit Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:

Employee

EXHIBIT A

PERFORMANCE-Vesting Terms

The Performance Stock Units awarded hereunder shall vest, if at all, based on the Corporation’s TSR (as defined below) during the Performance Period relative to the TSR of the Comparator Companies (as defined below), subject to the terms and conditions of the Plan, the Agreement and this Exhibit A. Capitalized terms not explicitly defined in this Exhibit A shall have the same meanings given to them in the Plan or the Agreement, as applicable.

1.
Performance Criteria Definitions. For purposes of this Exhibit A, the following definitions shall apply to the capitalized terms set forth below (except as otherwise specified in this Exhibit A).
•
“Comparator Companies” shall mean the companies (other than the Corporation) in the Russell 2000 Index for the entirety of the period beginning on the date that is twenty (20) consecutive Trading Days prior to and including December 31, 2023 and ending on the last day of the Performance Period.
•
“Dividends Paid” shall mean the total of all dividends paid between January 1, 2024, and December 31, 2026, calculated on a per share basis using the ex-dividend date with respect to each such dividend.
•
“Ending Stock Price” shall mean the average of the daily closing prices per share of a company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the twenty (20) consecutive Trading Days ending on (and including) the last Trading Day of the Performance Period.
•
“Initial Stock Price” shall mean the average of the daily closing prices per share of a company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the twenty (20) consecutive Trading Days prior to and including December 31, 2023.
•
“TSR” shall mean the total of (a) the Ending Stock Price plus Dividends Paid minus Initial Stock Price, divided by (b) the Initial Stock Price.
•
“Trading Day” shall mean any day on which the stock exchange or market on which shares of the Corporation’s common stock is listed is open for trading.
2.
Determination of Number of Earned Performance Stock Units. The number of Performance Stock Units that shall be entitled to vest as set forth in this Exhibit A (the “Earned Performance Stock Units”) shall be determined by reference to the Corporation’s TSR as compared to the TSR of the Comparator Companies during the Performance Period (“Relative TSR”) as indicated in the table below, with linear interpolation used to determine the number of Earned Performance Stock Units between the applicable achievement levels if the Relative TSR is greater than the 25th percentile, but less than the 75th percentile, in each case with the resulting number rounded to the nearest whole number; provided, however, that notwithstanding anything to the contrary in this Exhibit A, if the Corporation’s TSR is negative, the number of Earned Performance Stock Units may not exceed 100% of the Target Units (as set forth in the Agreement), even if the

Relative TSR is above the 55th percentile. For clarity, (i) no Performance Stock Units shall be eligible to vest if the Relative TSR is below the 25th percentile, (ii) if the Corporation’s TSR is negative, the maximum payout will be 100% of the Target Units, and (iii) in any event, the total number of Earned Performance Stock Units may not exceed 200% of the Target Units.

Performance Level	Relative TSR	Number of Earned Performance Stock Units (% of Target Units)
Maximum	75th percentile or above	200%
Target	55th percentile	100%
Threshold	25th percentile	50%
	Below 25th percentile	0%

3.
Vesting Date. Subject to Section 5 below, the Earned Performance Stock Units shall vest on the date that the Committee certifies the Corporation’s TSR and determines the number of Earned Performance Stock Units (which will be as soon as administratively practicable following the end of the Performance Period, but in no event later than March 15, 2026).

4.
Termination of Performance Stock Units. Except as provided in Sections 4 and 5 below or as may otherwise be specifically determined by the Committee in its absolute discretion, (a) Employee must remain employed by the Corporation or an Affiliate through the end of the Performance Period in order to receive any Earned Performance Stock Units, and (b) upon any termination of employment, all Performance Stock Units shall automatically terminate and be forfeited without the payment of any consideration to Employee.

5.
Change in Control. Notwithstanding anything to the contrary in this Exhibit A, if a Change in Control occurs during the Performance Period and Employee remains employed by the Corporation or an Affiliate through the date of such Change in Control, Employee shall vest in 100% of the Target Units as of the date of such Change in Control, prorated for the period of time from the start of the Performance Period to the date of such Change in Control.

6.
Termination of Employment.

a)
Except as may otherwise be specifically determined by the Committee in its absolute discretion on a case by case basis, if twelve (12) or more months have passed since the Grant Date and (i) Employee’s employment is terminated by the Corporation or any of its Affiliates for any reason prior to the completion of the Performance Period (other than for Cause, as defined below, or for failure to meet performance expectations, as determined by the Chief Executive Officer of the Corporation), or (ii) Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of death or total or partial disability prior to the completion of the Performance Period (each of (i) and (ii), a “Qualifying Termination”), then Employee shall vest, in accordance with Section 3 above, in the number of Earned Performance Stock Units based on actual performance as determined in accordance with Section 2 above, with such number of Earned Performance Stock Units prorated for the period of time from the beginning of the Performance Period through the date of such Qualifying Termination. As used herein, the term “Cause” means (1) the conviction of Employee for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling Employee’s employment duties or (3) willful and deliberate failure on the part of Employee to perform his or her employment duties in any material respect, or such other events as will be determined by the Committee. The Committee will have the sole discretion to determine whether “Cause” exists, and its determination will be final.

b)
Notwithstanding anything to the contrary herein, no vesting or payment of the Performance Stock Units shall occur pursuant to this Section 6 unless Employee, upon request of the Corporation, shall execute a Separation Agreement and Release in connection with such Qualifying Termination, such agreement to be in form and substance satisfactory to the Corporation in its absolute discretion.

EXHIBIT B

RESTRICTIVE COVENANTs

(1) Restrictive Covenants. Unless a Change in Control shall have occurred after the date hereof, in order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation’s or its Affiliates’ trade secrets and confidential information and thereby help ensure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in certain conduct as outlined in this paragraph 1:

(a) Non-Competition. During Employee’s employment with the Corporation or any of its Affiliates, and for a period of twelve (12) months following termination of Employee’s employment with the Corporation or any of its Affiliates, Employee will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Corporation or its Affiliates (including both existing services or products as well as services or products known to Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development):

(i) with respect to which Employee’s work has been directly concerned at any time during the two (2) years preceding termination of employment with the Corporation or one of its Affiliates, or

(ii) with respect to which during that period of time Employee, as a consequence of Employee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Corporation or its Affiliates. For purposes of the provisions of paragraph 1(a), it shall be conclusively presumed that Employee has knowledge of information he was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(b) Non-Solicitation of Customers. During Employee’s employment with the Corporation or any of its affiliates, and for a period of twelve (12) months following termination of Employee’s employment with the Corporation, Employee will not on behalf of any Competitor, solicit business from any Client of the Corporation that Employee serviced during Employee’s employment with the Corporation (the “Restricted Clients”). “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Corporation or any of its Affiliates during Employee’s employment, and any individual, person, business or entity or that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by the Corporation or any of its affiliates. “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Corporation or its Affiliates (including both existing services or products as well as services or products known to Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development).

(c) Non-Solicitation of Employees. During Employee’s employment with the Corporation and for twelve (12) months immediately following termination of such employment for any reason, Employee will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (a) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Corporation with whom Employee had contact or about whom Employee had access to information in the course of Employee’s employment with the Corporation, (b) or in any other way assist or facilitate any such employment, solicitation or retention effort.

(d) Remedies. Employee understands and agrees that the Corporation’s remedy for violation of the restrictions contained in paragraphs 1(a), 1(b) and/or 1(c) above is not limited to a requirement that Employee repay any awards granted to Employee under the Plan. Rather, in the event Employee breaches the terms of the restrictive covenants contained in paragraphs 1(a), 1(b) and/or 1(c) above, the Corporation will be entitled to seek and obtain any or all of the following remedies against Employee:

(i) Injunctive Relief. In the event that Employee breaches, or the Corporation reasonably believes that Employee is about to breach, any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Employee recognizes that the Corporation will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Corporation or its Affiliates. Accordingly, Employee agrees that the Corporation will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 1(a), 1(b) and/or 1(c) above.

(ii) Damages. In the event that Employee breaches any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Employee agrees that the Corporation will be entitled to compensatory damages in an amount necessary to compensate the Corporation for any harm that is not adequately redressed or prevented by injunctive relief.

(iii) Forfeiture and Repayment. In the event Employee breaches any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Employee agrees and understands that the Corporation may require Employee to repay certain awards that have been granted under the Plan, as is more fully set forth in paragraph 2 below.

(2) Forfeiture and Repayment Provisions.

(a) Violations of Paragraph 1(a), 1(b) and/or 1(c).

(i) In addition to any other remedy at law or in equity, all Units subject to the restrictions imposed by Exhibit A shall be forfeited and terminated without consideration therefor, if Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 1(a), 2(b) and/or 3(c) at any time within twelve (12) months following the date of Employee’s termination of employment with the Corporation or any of its Affiliates.

(b) Misconduct. Unless a Change in Control shall have occurred after the date hereof:

(i) All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Performance Stock Units shall be paid by Employee to the Corporation, if the Corporation reasonably determines that during Employee’s employment with the Corporation or any of its Affiliates:

(1) Employee knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or

(2) Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.

(ii) Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 2(c).

(c) Acts Contrary to Corporation. Unless a Change in Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any point at which the Performance Stock Units remain outstanding, Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Performance Stock Units prior to the Corporation’s determination shall be paid by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 2(c).

(d) The Corporation’s reasonable determination required under paragraphs 2(b)(i) and 2(c) above shall be made by the Committee, in the case of executive officers of the Corporation, and by the Chief Executive Officer of the Corporation, in the case of all other officers and employees.